Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Joy Global Inc. for the registration of Senior Notes and to the use of our report dated December 20, 2010 (except for Note 1 as to which the date is October 5, 2011) with respect to the consolidated financial statements and schedule of Joy Global Inc. for the year ended October 29, 2010 and our report dated December 20, 2010 with respect to the effectiveness of internal control over financial reporting of Joy Global Inc. as of October 29, 2010 included in the Registration Statement.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
October 5, 2011